Exhibit 99.1

Hemispherx Receives New U.S. Composition of Matter Patent Covering Ampligen® Formulations

…… Novel Molecular Composition Provides Patent Protection for Current and Future Ampligen® Formulations to at Least 2029

PHILADELPHIA - May 27, 2014: Hemispherx Biopharma, Inc. (NYSE MKT: HEB) (the “Company” or “Hemispherx”), announced that on May 13, 2014, the United States Patent Office issued U.S. Patent 8,722,874 titled “Double-Stranded Ribonucleic Acids with Rugged Physiochemical Structure and Highly Specific Biologic Activity” to inventors Carter, et al. and assignee Hemispherx Biopharma, Inc. The patent claims a novel form of rugged dsRNA. Rugged dsRNA are nucleic acids with a unique composition and physical characteristic identified with high specificity of binding to Toll-Like Receptor 3 (TLR3), thereby conveying an important range of therapeutic opportunities. The newly discovered form of dsRNA has increased bioactivity and binding affinity to the TLR 3 receptor because of its reduced tendency to form branched dsRNA which can inhibit receptor binding. Pharmaceutical formulations containing the newly discovered nucleic acid as active ingredients and methods of treatment, with those formulations are also described in the issued patent.

The original U.S. composition-of-matter patent on Ampligen® was issued to Johns Hopkins University in the early 1970’s, published in the Journal of Molecular Biology, and thereafter licensed to Hemispherx Biopharma, Inc. exclusively. Upon expiration of the original patent, Hemispherx relied on a continued research program and sizable portfolio of subsequently issued patents to maintain a degree of proprietary protection for novel compositions and treatment methods based on Ampligen® technology. The issuance of U.S. Patent 8,722,874 will help ensure that Hemispherx Biopharma retains patent protection for novel formulations of Ampligen® products until at least 2029. The current Ampligen® formulations, as a mixture of RNA of different sizes and variable binding affinities to cell receptors, affords a unique array of potential disease fighting properties through antiviral and immunomodulatory mechanisms. The newly issued patent discusses how dsRNAs acting thru TLR3 receptor activation are potent antiviral compounds and anticancer agents and through secondary immunomodulators that can enhance the bioactivity of vaccines and treat autoimmune diseases.

The recent Hemispherx effort was started by isolating and characterizing novel specific molecular species which convey remarkable bioactivity previously attributed to a broad class of molecules and mixtures thereof. The Hemispherx inventors discovered, using highly sophisticated analytical methods, that a highly specific set of molecules discovered based on Ampligen® technologyis responsible for a disproportionately higher percentage of one or more aspects of Ampligen ®'s desirable biological activity.

The significant extension of proprietary longevity via the new composition-of-matter patent may favorably affect patent longevity of Ampligen® in approximately 20-25 countries.

About Hemispherx Biopharma
Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system, including Chronic Fatigue Syndrome. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because both Ampligen® and Alferon® LDO are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®), approved for sale in the U.S. and Argentina. The Company’s Alferon® N approval in Argentina includes the use of Alferon N Injection® (under the brand name “Naturaferon”) for use in any patients who fail or become intolerant to recombinant interferon, including patients with chronic active hepatitis C infection. The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “intends,” “plans,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Hemispherx that any of its plans will be achieved. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Hemispherx’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Examples of such risks and uncertainties include those set forth in the Disclosure Notice, below, as well as the risks described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Hemispherx undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise revise or update this release to reflect events or circumstances after the date hereof.

Disclosure Notice
The information in this press release includes certain "forward-looking” statements including without limitation statements about additional steps which the FDA and other regulatory agencies may require and Hemispherx may take in continuing to seek commercial approval of the Ampligen® in the United States, Europe, South America, or any other countries. The novel patent does not in any way guarantee the ability to manufacture or supply Ampligen® to various markets due to the potential for delays in approvals or the inability to manufacture Ampligen®. The final results of these and other ongoing activities could vary materially from Hemispherx’s expectations and could adversely affect the chances for approval of the Ampligen® in any of these countries. Any failure to satisfy these regulatory agencies requirements or the requirements of other countries could significantly delay, or preclude outright, approval of Ampligen® in the United States and other countries. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, changes in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. The final results of these efforts and/or any other activities could vary materially from Hemispherx’s expectations.